Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Pre-Effective Amendment No.1 on Form S-4 of our report dated April 30, 2025 relating to the financial statements of Aptorum Group Limited appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Guangzhou, Guangdong

January 21, 2026